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Exhibit (a)(1)(iv)

        Tyco International Group S.A.

Offer to Purchase and Solicitation of Consents
for Any and All of its Outstanding

Zero Coupon Convertible Debentures due 2021 (CUSIP No. 902118AW8)

          THE TENDER OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MAY 24, 2007, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED OR EARLIER TERMINATED, THE "EXPIRATION DATE").

April 27, 2007

To Our Clients:

        Enclosed for your consideration is an Offer to Purchase and Consent Solicitation Statement, dated April 27, 2007 (the "Offer to Purchase"), and a form of Letter of Transmittal and Consent (the "Letter of Transmittal") and instructions thereto relating to: (i) the offer (the "Tender Offer") by Tyco International Group S.A. (the "Company") to purchase for cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal, any and all of its outstanding Zero Coupon Convertible Debentures due 2021 (CUSIP No. 902118AW8) (the "Notes"); and (ii) a consent solicitation (the "Consent Solicitation"). All capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Offer to Purchase.

        In the Consent Solicitation, the Company is seeking from the holders of the Notes (the "Holders") consents ("Consents") to amend the Indenture, dated as of dated as of February 12, 2001, as amended by Supplemental Indenture No. 1, dated January 10, 2003, among the Company, Tyco, as Guarantor, and U.S. Bank, N.A., as successor trustee to State Street Bank and Trust Company, as Trustee, pursuant to which the Notes were issued (the "Indenture"), to clarify the application of Article V of the Indenture to the Proposed Separation upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

        The Purchase Price will be payable only to Holders who validly tender (and do not validly withdraw) their Notes, thereby validly delivering their Consents, on or prior to the Expiration Date. The tender of Notes pursuant to the Tender Offer and in accordance with the procedures described in the Offer to Purchase will be deemed to constitute delivery of a Consent with respect to the Notes tendered. Holders who tender their Notes pursuant to the Tender Offer are obligated to deliver their Consent to the Proposed Amendments. Holders may not deliver Consents without tendering their Notes pursuant to the Tender Offer.

        We (directly or through our nominee) are the holder of record of the Notes held by us for your account. A tender of such Notes can be made only by us (or our nominee) as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Notes held by us (or our nominee).

        Accordingly, we request instruction as to whether you wish to have us tender on your behalf any or all Notes held by us (or our nominee) for your account, thereby delivering a Consent for your benefit pursuant to the terms and conditions set forth in the Offer to Purchase and in the Letter of Transmittal. We urge you to read carefully and in their entirety the Offer to Purchase and Letter of Transmittal before instructing us to tender your Notes and deliver your Consent.

        Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Notes, thereby delivering a Consent on your behalf in accordance with the provisions of the Tender Offer and the Consent Solicitation.

        Your attention is directed to the following:

        1.     The Company is offering to purchase any and all of the outstanding Notes for $824.83 per $1,000 principal amount at maturity, which represents the accreted amount on the Payment Date plus a premium of $10.00.

        2.     The Tender Offer and Consent Solicitation will expire at 12:00 midnight, New York City time, on Thursday, May 24, 2007, unless the Company, in its sole discretion, extends the period of time during which the Tender Offer and Consent Solicitation will remain open or the Company terminates the Tender Offer and Consent Solicitation earlier. If you wish to receive the Purchase Price, we must receive your instructions in ample time to permit us to effect a tender of your Notes, thereby delivering the related Consent, on or prior to the Expiration Date.

        3.     Tendering Holders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Notes by the Company pursuant to the Tender Offer and Consent Solicitation. However, United States federal income tax backup withholding at a rate of 28% may be required unless the Tendering Holder submits a properly completed Form Substitute W-9. See Instruction 5 of the Letter of Transmittal.

        4.     Notes tendered and Consents delivered prior to the Expiration Date may be validly withdrawn and revoked at any time prior to the Expiration Date by following the procedures set forth in the Offer to Purchase. A valid withdrawal of tendered Notes prior to the Expiration Date will be deemed a valid revocation of the related Consent. See "Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights" in the Offer to Purchase.

        5.     The Company's obligation to accept for payment, and to pay for, any Notes validly tendered and not validly withdrawn pursuant to the Tender Offer and Consent Solicitation is conditioned upon the fulfillment, or waiver by the Company, of the Requisite Consent Condition, the Supplemental Indenture Condition, and the General Conditions, on or prior to the Expiration Date. See "Conditions of the Tender Offer and Consent Solicitation" in the Offer to Purchase. In the event that the Tender Offer and Consent Solicitation are terminated, withdrawn or otherwise not consummated, the Purchase Price will not be paid or become payable to Holders of Notes who have tendered their Notes and delivered Consents pursuant to the Tender Offer and Consent Solicitation, and Notes previously tendered pursuant to the Tender Offer and Consent Solicitation will be promptly returned to the tendering Holders.

        6.     Consummation of the Tender Offer and Consent Solicitation may have adverse consequences to non-tendering Holders. In addition, the reduced amount of outstanding Notes as a result of the Tender Offer may adversely affect the trading market, liquidity and market price of the Notes. If the Requisite Consents are received and accepted and the Supplemental Indenture is executed and becomes operative, the Proposed Amendments will be binding on all non-tendering Holders.

        If you wish to have us tender on your behalf any or all of the Notes held by us for your account or benefit, thereby delivering a Consent with respect thereto, please so instruct us by completing, executing and returning to us the instruction form that appears on the next page. If you authorize the tender of your Notes, all such Notes will be tendered and Consents delivered. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the Expiration Date.

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Tyco International Group S.A.

Offer to Purchase and Solicitation of Consents
for any and all of its Outstanding
Zero Coupon Convertible Debentures due 2021 (CUSIP No. 902118AW8)

INSTRUCTIONS

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase and Consent Solicitation Statement and the Letter of Transmittal and Consent (collectively, the "Offer Documents") in connection with the offer by Tyco International Group S.A. to purchase for cash any and all of its outstanding Zero Coupon Convertible Debentures due 2021 (CUSIP No. 902118AW8) (the "Notes") upon the terms and subject to the conditions set forth in the Offer Documents.

        This will instruct you to tender the aggregate principal amount of Notes indicated below held by you for the account or benefit of the undersigned (or, if no amount is indicated below, for all of the aggregate principal amount of Notes held by you for the account of the undersigned) upon the terms and subject to the conditions set forth in the Offer Documents.

Signature(s) of Holder(s)	Signature(s) of Holder(s)

Name (Please Print)	Name (Please Print)

Address	Telephone Number (including Area Code)

City, State and Zip Code	Date

        Aggregate principal amount of Notes to be tendered and as to which Consent is given*:

Securities Being Tendered	Principal Amount Tendered**

Tyco International Group S.A. Zero Coupon Convertible Debentures due 2021
(CUSIP No. 902118AW8)	$

*
The tender of Notes will constitute consent to the Proposed Amendments and execution and delivery of the Supplemental Indenture pursuant to the terms of the Offer Documents.

**
Unless otherwise indicated, it will be assumed that you intend for us to tender and deliver Consents for all of the aggregate principal amount of Notes held by us for your account.

YOU MUST RETURN THIS INSTRUCTION FORM IN ADVANCE OF THE EXPIRATION DATE TO THE BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE WHO SENT YOU THE ENCLOSED LETTER TO ALLOW SUCH PERSON SUFFICIENT TIME TO TENDER YOUR NOTES PRIOR TO SUCH DATE. SENDING THIS FORM TO THE COMPANY, TYCO, THE DEALER MANAGERS, THE SOLICITATION AGENTS, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL NOT CONSTITUTE A VALID TENDER IN THE TENDER OFFER AND CONSENT SOLICITATION.

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  Exhibit (a)(1)(iv)